SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials were provided to stockholders of the registrant beginning February 27, 2004. The materials may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

Questions and Answers Regarding the Sale of Workflow Management, Inc. For Participants In Workflow’s Employee Stock Purchase Plan and Stock Incentive Plan

As you know, we have entered into an agreement that will result in Workflow being acquired through a merger (the “Merger”) with an entity owned by two companies: Perseus, L.L.C. and the Renaissance Group, LLC. For a variety of business and legal reasons, the exact date on which the Merger will occur is not yet known.

The following questions and answers are intended to help participants in Workflow’s Employee Stock Purchase Plan and Stock Incentive Plan understand the impact of the Merger on their interests in these plans. Although we have attempted to answer many important questions, we cannot advise you as to how you, specifically, will be affected. Therefore, you are encouraged to seek independent advice from your own legal and tax advisors concerning how the Merger will affect your interests in these plans.

Although there is general discussion in this Q&A regarding how Workflow stockholders will be affected by the Merger, the purpose of this Q&A is to answer questions related to the Employee Stock Purchase Plan and the Stock Incentive Plan and how your participation in those plans will be affected by the Merger. In addition to this Q&A, you should consult the proxy statement (the “Proxy Statement”) that will be distributed to stockholders of Workflow in connection with the proposed Merger for guidance. You may obtain a free copy of the proxy statement (when it is available) and other documents filed by Workflow at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement may also be obtained free from Workflow.

Employee Stock Purchase Plan

Q1.	Will the Employee Stock Purchase Plan be terminated as a result of the Merger?

A.	Yes. In anticipation of the Merger, the Board of Directors has voted to terminate the Employee Stock Purchase Plan (the “ESPP”) at the scheduled end of the current quarterly offering period, i.e., March 31, 2004. No further payroll deductions will be permitted under the ESPP after it has been terminated. See Q&A 3 for a description of how the Workflow common stock that is in your EquiServe account will be treated when the Merger occurs.

Q2.	I currently have payroll deductions taken from my paycheck under the ESPP. What will happen to the amounts that have accumulated during this quarterly offering period?

A.	Immediately following the end of the ESPP’s last quarterly offering period, the payroll deductions that you have made during that period will be used to purchase Workflow common stock that will be placed in your EquiServe account. No additional payroll deductions will be allowed after the ESPP is terminated. See Q&A 3 for a description of how the Workflow common stock that is in your EquiServe account will be treated when the Merger occurs.

Q3.	I currently own Workflow common stock that I purchased through the ESPP. That stock is still in my EquiServe account. What will happen to it if I do not sell it before the Merger occurs?

A.	The shares in your EquiServe account that have not been sold by the time the Merger occurs will be treated consistently with all other outstanding shares of Workflow common stock in connection with the Merger. You should review the Proxy Statement for specific details.

Q4.	I know that the stock I purchased through the ESPP is subject to a three month holding period. Will that restriction still be in place at the time of the Merger?

A.	No. The shares in your EquiServe account can be sold in connection with the Merger without regard to the three-month holding period.

Stock Incentive Plan

Q5.	Will the Workflow Management Inc. Stock Incentive Plan (the “SIP”) be terminated as a result of the Merger?

A.	Yes. The SIP will terminate as a result of the Merger.

Q6.	I have been issued options to purchase Workflow common stock (“Options”) under the SIP and have some Options that have not been exercised. What will happen to my unexercised Options when the Merger occurs?

A.	First, it is important for you to know that EquiServe will not process the exercise of any Options where the exercise price exceeds the fair market value of the underlying stock (such options are considered “underwater”). Any unexercised Options that are “underwater” when the Merger occurs will automatically terminate.

On the other hand, unexercised Options that are “in the money” (i.e., where the exercise price is less than the fair market value of the underlying stock) will automatically vest in connection with the Merger. Furthermore, when the Merger occurs, those Options will be treated as if you had exercised them and you received – and then immediately sold – the underlying stock. As a result, you will receive the “net value” of your options, less applicable tax withholdings. The net value of an Option granted at a given exercise price is the amount by which $4.87 (the price per share being paid in the Merger) exceeds the exercise price of that Option. Of course, before the Merger occurs, you are also free to exercise any vested Options that are “in the money.”

You should consult with your financial and tax advisors to determine what action is in your best interests.

As the date of the Merger nears, we will provide a list of optionees and their exercise prices to each Human Resources department maintained by our subsidiaries. We will contact individuals whose unexercised Options are “in the money.” If you are not contacted, then your Options are not “in the money” and will therefore terminate when the Merger occurs.

Except for historical information, matters discussed in this Q&A are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the Merger with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the Merger and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the Merger; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of Workflow Management common stock; and volatility of Workflow Management common stock. The information included in this Q&A is operative as of this date only. Workflow Management does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management will refrain from updating projections made in this Q&A unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the Merger are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the Merger when it becomes available because it will contain important information. Workflow Management will file the proxy statement with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Workflow Management at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from Workflow Management.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

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